Exhibit 107

Calculation of Filing Fee Tables

Form S-3

(Form Type)

Orion Group Holdings, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit (2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid in Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to be Paid	Equity	Common Stock	Rule 457(o)	--	--	--	--	--
	Equity	Preferred Stock	Rule 457(o)	--	--	--	--	--
	Other	Warrants	Rule 457(o)	--	--	--	--	--
	Other	Rights	Rule 457(o)	--	--	--	--	--
	Unallocated (Universal) Shelf	--	Rule 457(o)	$150,000,000	--	$150,000,000	$147.60 per $1,000,000	$22,140
Fees Previously Paid	--	--	--	--	--	--		--
Carry Forward Securities
Carry Forward Securities	--	--	--	--		--			--	--	--	--
	Total Offering Amounts					$150,000,000		$22,140
	Total Fees Previously Paid							$0.00
	Total Fee Offsets							$0.00
	Net Fee Due							$22,140

(1)	There are being registered hereunder by Orion Group Holdings, Inc. (the “Registrant”) (i) an unspecified number or aggregate principal amount (as applicable) of the Registrant’s common stock, par value $0.01 per share (the “common stock”), (ii) preferred stock, par value $0.01 per share (the “preferred stock”), (iii) warrants to purchase common stock or preferred stock (“warrants”), and (iv) rights to purchase any of the foregoing securities (the “rights” and, together with the common stock, preferred stock and warrants, the “securities”), each as may from time to time be offered at unspecified prices, with the maximum aggregate offering price of such securities not to exceed $150,000,000. Also registered hereunder are an indeterminate amount of securities that may be issued in exchange for, or upon conversion or exercise of, as the case may be, the securities registered hereunder, including any applicable anti-dilution provisions. In addition, pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), the securities being registered hereunder include such indeterminate number of shares of common stock and preferred stock as may be issuable with respect to the shares being registered hereunder as a result of stock splits, stock dividends or similar transactions. Separate consideration may or may not be received for securities that are issuable upon conversion of, or in exchange for, or upon exercise of, convertible or exchangeable securities.

(2)	The proposed maximum aggregate offering price per class of security will be determined from time to time by the Registrant in connection with the issuance by the Registrant of the securities registered hereunder and is not specified as to each class of security pursuant to Item 16(b) of Form S-3 under the Securities Act.